Exhibit 10(n)

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH ASTERISKS (*****).

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of September 28, 2004 (the “Effective Date”) by and between OXIS INTERNATIONAL, a Delaware corporation (“OXIS”), located at 6040 N. Cutter Circle, Suite 317, Portland OR 97217 and HAPTOGUARD, INC., a Delaware corporation (“HaptoGuard”), located at 10 Rockefeller Plaza, Suite 1001, New York, New York 10020.

RECITALS

WHEREAS, OXIS is the owner of certain Licensed Patents, Licensed Compounds, Licensed Know-How, Licensed Process, and Licensed Product (each as defined below), as described below;

WHEREAS, OXIS has conducted and successfully completed non-clinical studies for the Licensed Product for oral administration, a Phase-I and a Phase-IIA Clinical Trial of the Product in the United States and United Kingdom.

WHEREAS, HaptoGuard is a biopharmaceutical company that is interested in developing and commercializing the Licensed Product; and

WHEREAS, OXIS wishes to grant HaptoGuard and HaptoGuard desires to obtain an exclusive, worldwide license under the Licensed Patents, Licensed Compounds, Licensed Know-How, Licensed Process, and Licensed Product on the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS

The following capitalized terms shall have the meanings indicated for purposes of this Agreement.

1.1 “Affiliate” shall mean, as to any person or entity, which, directly or indirectly, controls, is controlled by, or is under common control with such person or entity. For purposes of this definition, “control” shall mean the ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

1.2 “ANDA” shall mean an Abbreviated New Drug Application filed pursuant to the requirements of the FDA, or the equivalent application in any other country or jurisdiction, required before Commercial Sale of a drug product.

1.3 “Cardiovascular Indications” shall include three groups of disease and/or conditions as follows: Group A — ***** (hereinafter “Group A Cardiovascular Indications”); Group B – ***** (hereinafter “Group B Cardiovascular Indications”); and Group C — ***** (hereinafter “Group C Cardiovascular Indications”).

1.4 “Combination Product” any product that combines Licensed Product with any HaptoGuard product or technology.

1.5 “Confidential Information” shall have the meaning in Section 7.

1.6 “Disclosing Party” shall have the meaning provided in Section 7.1.

1.7 “Disputes” shall have the meaning provided in Section 10.4.

1.8 “FDA” shall mean the United States Food and Drug Administration or any successor agency.

1.9 “Field” shall mean any and all uses including but not limited to the therapeutic, diagnostic, preventative, amerliorative, and/or prognostic in Cardiovascular Indications, except for all drug eluting implanted devices.

1.10 “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale on a commercial basis in an arm’s length transaction for end use of such Licensed Product in a country after the governing health regulatory authority of such country has granted regulatory approval of such Licensed Product, to the extent such regulatory approval is required in such country. Licensed Product distributed or used for clinical trial purposes shall not be considered sold, marketed or made publicly available for sale and shall not constitute first commercial sale.

1.11 “HaptoGuard Indemnitee” shall have the meaning provided in Section 10.1(b).

1.12 “Generic Competition” shall mean on a country by country basis the commercial sale of a generic product containing the same compound as Licensed Product as an active ingredient.

1.13 “Indemnifying Party” shall have the meaning provided in Section 10.1(c).

1.14 “Parenteral Formulation” shall mean Licensed Product formulated sterilely for administration through a needle or indwelling catheter to a human subject.

1.15 “Licensed Know-How” shall mean, with respect to the Field, all information, data, compositions, materials, method, processes, protocols, reports, techniques relating to *****

1.16 “Licensed Compound” shall mean a set of compounds having a *****

1.17 “Licensed Patents” shall mean any and all i) Patents covering the Licensed Compounds, Licensed Process, Licensed Know-How which have a Valid Claim; and ii) the Patents set forth on Appendix A which have a Valid Claim;

1.18 “Licensed Process” shall mean synthetic routes, materials, conditions, and/or processes relating to and for the manufacture of the Licensed Compounds and/or Licensed Product relating to the Field.

1.19 “Licensed Product” shall mean any products prepared, created, generated or synthesized by use of the *****

1.20 “Losses” shall have the meaning provided in Section 10.1(a).

1.21 “NDA” shall mean a New Drug Application filed pursuant to the requirements of the FDA, or the equivalent application in any other country or jurisdiction.

1.22 “Net Sales” shall mean the amount actually received by HaptoGuard and its Affiliates or, if HaptoGuard or its Affiliate sublicenses its rights with respect to Licensed Product in a given jurisdiction, by the Sublicensee in such jurisdiction for sales of Licensed Product for use in the Field to independent purchasers in arm’s length transactions, less the following customary and reasonable items, actually allowed or granted for such Licensed Product (if not previously deducted from the amount invoiced):

(a) discounts, credits, retroactive price reductions, rebates, refunds, charge backs, allowances and adjustments, including Medicaid, managed care and similar types of rebates, rejections, market withdrawals, recalls and returns, and administrative fees charged by hospital buying groups and managed care organizations;

(b) trade, quantity and cash discounts and rebates actually allowed or given;

(c) sales, excise, turnover, value-added, and similar taxes assessed on the sale of the Product, and import and customs duties;

(d) shipping and insurance charges, postage, and freight out; and

(e) government imposed rebates or discounts.

1.23 Sales of Licensed Product by and between HaptoGuard and its Affiliates and sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes. Sales of Product for use in conducting clinical trials of Licensed Product in a country in order to obtain the regulatory approval of Licensed Compounds and/or Product in such country shall be excluded from Net Sales calculations for all purposes. Net Sales shall be determined in a manner consistent for all products sold by or on behalf of HaptoGuard and in accordance with applicable U.S. generally accepted accounting principles.

1.24 “Non-Parenteral Intravenous Formulation” shall mean Licensed Product formulated *****

1.25 “OXIS Indemnitee” shall have the meaning provided in Section 10.1(a).

1.26 “OXIS Improvements” shall mean any new invention related to active pharmaceutical ingredient production, formulation or chemical structure of the Licensed Processes and/or Licensed Compounds developed by OXIS whereby such improvements are covered under and/or disclosed by the Patents.

1.27 “Patents” shall mean, with respect to the Field, (a) patents and patent applications, existing as of the Effective Date or filed during the Term in accordance with Section 4.1, (b) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed, (c) provisionals, substitutions, divisionals, reexaminations, reissues, renewals, extensions, term restorations, continuations, continuations-in-part, substitute applications and inventors’ certificates, arising from, or based upon, any of such patents or patent applications, and (d) patents issuing from any such patent applications.

1.28 “Phase I Clinical Trial” shall mean a human clinical trial in any country conducted by HaptoGuard or its Affiliate to initially evaluate the safety of Licensed Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.29 “Phase II Clinical Trial” shall mean a human clinical trial in any country conducted by HaptoGuard or its Affiliate to initially evaluate the effectiveness of Licensed Product in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.30 “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country conducted by HaptoGuard or its Affiliate the results of which could be used to establish safety and efficacy of the Licensed Product as a basis for approval of an NDA for such Licensed Product or Additional Product or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.31 “Receiving Party” shall have the meaning provided in Section 7.1.

1.32 “Regulatory Approval” shall mean approval of an NDA and satisfaction of any related applicable regulatory registration and notification requirements (if any).

1.33 “Royalty Term” shall mean, with respect to each country in which Licensed Product is sold, on a product-by-product basis, that time period beginning on the First Commercial Sale of such Licensed Product covered by a Valid Claim in such country and expiring, on a country-by-country basis, the expiration in such country of the last-to-expire Licensed Patent with a Valid Claim.

1.34 “Sublicense Fee”*****

1.35 “Sublicensee” shall mean any Third Party to which HaptoGuard or its Affiliate has granted rights in the to the Licensed Patents covering the Licensed Product pursuant to the terms of this Agreement.

1.36 “Term” shall have the meaning provided in Section 9.1.

1.37 “Third Party” shall mean any entity other than OXIS or HaptoGuard or an Affiliate of OXIS or HaptoGuard.

1.38 “U.S.” shall mean the United States.

1.39 “Valid Claim” shall mean a claim of an issued patent included within the Licensed Patents in the Field, which claim has not lapsed, been cancelled or become abandoned irrevocably and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	LICENSE;

2.1 License Grant. Subject to the terms and conditions of this Agreement, OXIS hereby grants to HaptoGuard and its Affiliates during the Term, with respect to the Field only, an exclusive, worldwide, royalty bearing license, with the right to grant sublicenses through multiple tiers of sublicenses, in, to, and under the Licensed Patents, Licensed Compounds, Licensed Know-How, Licensed Process, and Licensed Product to develop, distribute, market, make, have made, use, have used, sell, have sold, offer for sale, and import Licensed Compounds, Licensed Processes, and Licensed Products. The parties hereto acknowledge that such license as described in the preceding sentence is not intended to apply to Licensed Patents, Licensed Compounds, Licensed Know-How, Licensed Process, and Licensed Product which is not related to the Field.

2.2 Sublicenses. In the event that HaptoGuard sublicenses any of its rights hereunder to a Sublicensee pursuant to Section 2.1, such sublicense shall include terms and conditions consistent with the terms and conditions of the license granted under this Agreement. Sublicenses, if any, granted hereunder, will be to Third Parties in an arm’s length transaction under written agreements (each, a “Sublicense Agreement”), copies of which will be provided to OXIS, and conditioned on such Sublicensees’ agreement to accept and abide with the terms and obligations of this Agreement.

2.3 Disclosure of Licensed Know-How. OXIS will supply HaptoGuard, as promptly as practicable after the Effective Date, and in any event within sixty (60) days of the Effective Date, with all Licensed Know-How available to or possessed by OXIS that will enable HaptoGuard to independently manufacture the Licensed Products and obtain subsequent Regulatory Approvals. The parties agree to work in good faith and to use best efforts to complete the disclosure of Licensed Know-How to HaptoGuard within the time period set forth above.

2.4 OXIS agrees to provide HaptoGuard within twenty (20) days of a written request from HaptoGuard with a cross-reference letter to any OXIS regulatory applications and approvals relating to the Licensed Compounds. The cross-reference letter shall be without limitation to clinical phase of the ongoing study. Any such cross-reference letter shall remain in effect and may not be revoked by OXIS unless this Agreement is terminated.

3.	CONSIDERATION

3.1 Upfront Payment. HaptoGuard will pay OXIS a lump sum non-refundable payment in the amount of Three Hundred Thousand US Dollars ($300,000) on the Effective Date of this Agreement and an additional lump sum non-refundable payment in the amount of One Hundred Fifty Thousand US Dollars ($150,000) within sixty (60) days of the Effective Date of this Agreement. In the event that, for any reason whatsoever, the second payment above of $150,000 is not paid on time, HaptoGuard will be extended one grace period of thirty (30) days to pay such amount, provided that it pays OXIS an additional payment of One Hundred Thousand Dollars ($100,000) at the same time. If for any reason, any of the above payments are not transacted within the required time periods all HaptoGuard rights as defined by this agreement shall become null and void and OXIS shall have the right to terminate this Agreement.

3.2 Milestone Payments. HaptoGuard will pay OXIS the amounts set forth below upon the first occurrence of each of the milestone events set forth below, each such payment to be made within thirty (30) days after achievement of such milestone event. It is understood that the payment amounts listed below are set for a ***** and would be increased by the number of ***** for which milestone events are achieved. *****

(1) Initiation of the Phase III Clinical Trials of the Licensed Product *****

HaptoGuard shall not pay any additional fees other than the ***** for initiation of any additional Phase III Clinical Trials of the Product *****.

*****

(2) Grant by FDA of marketing approval of the Licensed Product in the US for ***** HaptoGuard shall not pay any additional fees other than the *****	*****

(3) Grant of a marketing approval of the Licensed Product by the EMEA for *****

HaptoGuard shall not pay any additional fees other than the ***** for initiation of any additional marketing approval in Europe of the Licensed Product for *****

*****

(4) Grant of marketing approval of the Licensed Product in each of any additional regulatory territory for *****

HaptoGuard shall not pay any additional fees other than the ***** per each additional regulatory territory marketing approval *****

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3.3 Royalties. Upon the First Commercial Sale of Licensed Product, HaptoGuard shall pay to OXIS a royalty of:

*****

3.4 Sublicense Fee. HaptoGuard or its Affiliates shall pay to OXIS an amount equal to ***** of the Sublicense Fee received from any Sublicensee pursuant to the Sublicense Agreement. *****

3.5 *****

3.6 Calculation and Payment of Royalties and Percentage of Sublicense Fees.

(a) Notwithstanding anything in this Agreement to the contrary, during the Royalty Term for a given country, the applicable royalty payable on Net Sales of Licensed Products in such country shall be ***** of the royalty rate payable under Section 3.2 for so long as there is a ***** covering such Licensed Product in such country. *****

(b) Payments pursuant to Sections 3.2, 3.3 and 3.4 and reports for the sale of Licensed Product shall be calculated and reported for each calendar quarter. All payments due to OXIS pursuant to Sections 3.2, 3.3 and 3.4 shall be paid within ***** of the end of each calendar quarter, unless otherwise specifically provided herein. Each such payment shall be accompanied by a report ***** U.S. dollars, the method used to calculate such royalty and the exchange rates used, as applicable. All payments to OXIS including those with respect to the Sublicense Fee will be paid within thirty (30) days of receipt of payments from Sublicensee.

3.7 Tax Withholding. Any tax required to be withheld by HaptoGuard or any Affiliate or Sublicensee under the laws of any foreign country for the account of OXIS under this Article 3 shall be deducted from the applicable payment to OXIS and promptly paid by HaptoGuard or said Affiliate or Sublicensee for and on behalf of OXIS to the appropriate governmental authority (provided that, if HaptoGuard assigns its obligations under this Agreement to a non-U.S. Affiliate, the amount of any withholding taxes deducted from payments by such Affiliate to OXIS shall not exceed the amount of any withholding taxes that would have been deducted by HaptoGuard had HaptoGuard made such payment to OXIS), and HaptoGuard or the Affiliate shall furnish OXIS with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable OXIS to support a claim for income tax credit in respect of any sum so withheld.

3.8 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. For payments made on sales of Licensed Product, with respect to each quarter, for countries other than the U.S., whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at a rate of exchange equal to the rate of exchange for the currency of the country from which payments are payable as published in The Wall Street Journal, Western Edition, on the last business day of the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by OXIS, unless otherwise specified in writing by OXIS.

3.9 Prohibited Payments. Notwithstanding any other provision of this Agreement, if HaptoGuard is prevented from making any such payment by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to OXIS’s account in a bank acceptable to OXIS in the country whose currency is involved.

3.10 Records; Audits. HaptoGuard shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate records pertaining to the sale of Licensed Product and payment of Sublicense Fees in sufficient detail to permit OXIS to confirm the accuracy of payments due hereunder. Upon written request to HaptoGuard by OXIS, ***** and no more than once in a calendar year, OXIS shall have the right to cause an independent, certified public accountant reasonably acceptable to HaptoGuard to audit such records to confirm Net Sales and royalty payments and payments with respect to Sublicense Fees for any calendar year ending not more than three (3) years prior to the date OXIS requests such audit. OXIS agrees to treat, and to cause such accountant to treat, all such information as confidential and not to use or disclose any such information for any purpose except to determine compliance with this Agreement. For the avoidance of doubt, HaptoGuard, its Affiliates and Sublicensees shall not be obligated to provide OXIS or such accountant with access to any records or information other than that which is necessary to confirm Net Sales, royalty payments or payments with respect to Sublicense Fees payable under this Agreement. Such audits may be exercised during normal business hours upon reasonable prior written notice to HaptoGuard. If any audit or examination shall reveal a deficiency of any payment due, HaptoGuard shall make payment to OXIS of such deficiency. Payment shall be made within ten (10) days following announcement of the results of the audit to HaptoGuard and OXIS. The parties shall promptly make any adjustments necessary to reflect the results of such audit. OXIS shall bear the full cost of such audit unless such audit discloses a shortfall by more than ***** from the actual amount of any payment due under this Agreement, in which case, HaptoGuard shall bear the full cost of such audit.

4.	INTELLECTUAL PROPERTY

4.1 Prosecution and Maintenance of Licensed Patents. HaptoGuard shall control, prosecute and maintain all Patents included in the Licensed Patents. HaptoGuard shall provide OXIS with an opportunity to review and discuss with HaptoGuard prosecution strategy and to consult with HaptoGuard on the content of patent filings with respect to Licensed Patents. HaptoGuard shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing, prosecution and maintenance of such Licensed Patents. HaptoGuard undertakes to notify OXIS in writing in a timely manner if it does not desire to support the continued prosecution, appeals, or maintenance of any of the Patents included in the Licensed Patents. In the event HaptoGuard declines to maintain any of the Patents included in the Licensed Patents, OXIS may, at its own expense, continue to prosecute or maintain such Licensed Patent, in which case all rights with respect to such Patents shall be transferred to OXIS.

4.2 Enforcement of Licensed Patents. Each party shall promptly notify the other in writing of any alleged or threatened infringement of any Patent included in the Licensed Patents of which such party becomes aware.

(a) With respect to any infringement in the United States, Europe or any other territory of any Patent included in the Licensed Patents, HaptoGuard shall have the first right, but not the obligation, to direct, bring and control any action or proceeding in its own name, with respect to such infringement at its own expense and by counsel of its own choice, and OXIS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If HaptoGuard fails to bring such an action or proceeding, OXIS may commence such a proceeding and the fees and expenses associated with such proceeding shall be borne equally by OXIS and HaptoGuard.

(b) In the event HaptoGuard brings an infringement action in accordance with this Section 4.2, OXIS shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. *****

4.3 Third Party Infringement Claims. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. HaptoGuard shall have the sole right to control, direct or defend in its own name any defense, action, appeal of any such claim, action, proceeding at its own expense and by counsel of its own choice. If HaptoGuard fails to defend any such claim against OXIS, and the failure to so defend would have an adverse effect on any Patent within the Licensed Patents, then OXIS shall have the right to assume the defense against such claim at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 4.4 relating to the Patents in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld). During the pendency of any such proceeding or any appeal thereof, any payment hereunder to OXIS shall be paid by HaptoGuard into an interest-bearing escrow account pending the outcome of such proceeding. Upon a favorable final resolution of such proceeding or any appeal thereof retaining the full rights, HaptoGuard shall resume paying OXIS the full royalties, and all funds in such escrow account shall be paid to OXIS. Upon an unfavorable final resolution of such proceeding or any appeal thereof, the funds in such escrow account shall be applied toward the damage award in such action, if any, and the balance, if any, paid to OXIS.

4.4 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Licensed Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Licensed Product being developed or commercialized by HaptoGuard or Sublicensees. Such cooperation includes, but is not limited to, promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any Patents.

5.	DUE DILIGENCE

*****

HaptoGuard shall report to OXIS no less than quarterly on the development and commercialization activities performed hereunder.

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6.	SUPPLY AGREEMENT

6.1. OXIS Supply Obligations

(a) Licensed Product Supply - During the Term OXIS shall be ***** of the Product to HAPTOGUARD and HAPTOGUARD Affiliates, of all the requirements of Licensed Product for distribution, marketing and selling anywhere in world. OXIS shall supply the Licensed Product in FDA approved primary packaging as requested by HAPTOGUARD.

(b) Licensed Product Delivery - OXIS shall supply Licensed Product to HAPTOGUARD only against receipt of HAPTOGUARD’s written purchase orders. Except as otherwise provided herein or as otherwise expressly agreed in writing by the Parties, delivery shall be within ninety (90) days from receipt and confirmation by OXIS of HAPTOGUARD’s purchase order. OXIS shall confirm the delivery dates within ten (10) business days after receipt of HAPTOGUARD’s purchase orders, OXIS shall use its best reasonable efforts to fill such orders on the requested delivery dates, but shall in any event fill such orders within ninety (90) days from receipt and confirmation of HAPTOGUARD’s purchase order. OXIS shall deliver Licensed Product F.O.B. as designated by HAPTOGUARD. HAPTOGUARD shall assume title to and risk of loss for Licensed Product purchased hereunder upon receipt of delivery.

(c) Licensed Product Shipping Instructions - HAPTOGUARD shall provide OXIS with appropriate instructions for each shipment of Licensed Product hereunder designating the desired carrier, destination and method of transport. If OXIS becomes aware that the designated carrier is unable to accept the desired shipment within the requested delivery period, OXIS shall promptly notify HAPTOGUARD and HAPTOGUARD shall promptly designate another carrier or carriers.

6.2. Manufacturing Subcontractor

OXIS shall remain the sole supplier of Licensed Product to HAPTOGUARD. In order to seek the lowest manufacturing cost of Licensed Product for supply to HAPTOGUARD by OXIS, HAPTOGUARD may identify select, and engage an alternate manufacturer in order to obtain for OXIS the lowest manufacturing cost of Licensed Product for supply to HAPTOGUARD by OXIS

6.3. Prices and Payment

(a) Pricing Formula - OXIS’s annual price of Licensed Product to HAPTOGUARD, shall be *****

(b) Invoicing and Payment - OXIS shall invoice HAPTOGUARD for orders of Licensed Product shipped, and HAPTOGUARD shall pay such invoice within thirty (30) days of receipt.

6.4. Licensed Product Warranties and Limitations

OXIS warrants and represents that the Licensed Product manufactured by OXIS, its Affiliates and delivered to HAPTOGUARD or its Affiliates hereunder for clinical use and/or for sale shall (i) from the date of shipment until the end of the specified shelf-life conform to the specifications as requested by HAPTOGUARD and as reasonable agreed to by OXIS. and shall be manufactured in accordance with U.S. FDA Good Manufacturing Practices and (ii) be transferred free and clear of any security interests, liens and encumbrances.

6.5. Certificate of Analysis

OXIS shall furnish HAPTOGUARD with one or more certificates of analysis, in the form required by law where the Licensed Product is marketed, for each batch of Licensed Product supplied hereunder with shipment of each such batch.

6.6. Licensed Product Inspections

(a) HAPTOGUARD Inspection and Analysis - HAPTOGUARD shall inspect and analyze a representative sample of Licensed Product from batches supplied by OXIS within Thirty days (30) after receipt. If, after inspection, HAPTOGUARD reasonably believes the shipment does not meet the specifications as requested, HAPTOGUARD shall notify OXIS in writing within forty five (45) days after HAPTOGUARD’s receipt of any such goods. If HAPTOGUARD does not so notify OXIS, HAPTOGUARD shall be deemed to have waived all claims against OXIS for said quantity delivered, except for any latent defects that could not have been reasonably discovered upon such inspection, which defects shall be notified by HAPTOGUARD to OXIS within fourteen (14) days from discovery of same. Any claims by HAPTOGUARD regarding goods delivered shall specify in reasonable detail the nature and basis for the claim and cite relevant OXIS lot numbers or other information to enable specific identification of the goods involved. HAPTOGUARD shall not be required to accept Licensed Product having a shelf-life of less than ninety percent (90%) of the stated expiration dating on the date of shipment by OXIS.

(b) OXIS Response - OXIS shall respond to all claims made by HAPTOGUARD on a case-by-case basis and OXIS shall have the right to first inspect any goods involved before being required to take any action with respect thereto. OXIS shall review any such claim of non-conformity made by HAPTOGUARD within thirty (30) business days of receipt and conduct any required testing of the goods involved as soon as possible, but in no event later than forty-five (45) days after receipt thereof. If such review and testing by OXIS (or testing by an independent laboratory as set forth below) confirms that a claimed quantity does not meet the specifications, then, at OXIS’s expense, HAPTOGUARD shall dispose of or return such quantity involved as OXIS shall direct in writing and OXIS shall replace such quantity with conforming goods as soon as possible, but in no event later than sixty (60) days after testing is completed. If the Parties fail to agree as to whether a delivered quantity meets the specifications, then the Parties shall have the batch in dispute analysed by a mutually agreed upon independent testing laboratory in the country in which Licensed Product to which goods relate is intended for clinical use and/or sale. Such laboratory’s determination shall be deemed final as to any dispute over the specifications and the non-prevailing Party shall bear the costs of such independent laboratory’s testing.

6.7. Licensed Product Storage

Each Party shall properly store Licensed Product under conditions that will not adversely affect the quality or normal shelf life thereof.

6.8. HAPTOGUARD Responsibilities

HAPTOGUARD shall be responsible for all packaging, labeling, inserts, promotional materials and any other materials which accompany, are distributed, used or referred to in any way by HAPTOGUARD, its Affiliates in connection with the Licensed Product and same shall conform to all legal requirements. Subject to applicable legal requirements and space limitations, all Licensed Product labeling, packaging, inserts and promotional materials shall indicate that the Licensed Product is sold by HAPTOGUARD.

6.9. Reciprocal Indemnification Provisions

(a) OXIS Indemnification- OXIS shall defend, indemnify and hold HAPTOGUARD, its Affiliates, HAPTOGUARD Sublicensees, and the officers, directors, employees and agents of each, harmless from and against any and all liabilities, damages, claims, demands, costs, or expenses (including reasonable attorneys’ fees) claimed by any third party for any property or other economic loss or damage or injury or death suffered by it to the extent the same is determined to have been caused by or due to *****

(b) HAPTOGUARD Indemnification- HAPTOGUARD shall defend, indemnify and hold OXIS, its Affiliates, and OXIS Unaffiliated Sublicensees and subcontractors, and the officers, directors and employees and agents of each harmless from and against any and all liabilities, damages, claims, demands or costs, or expenses (including reasonable attorneys’ fees) claimed by any third party for any property or other economic loss or damage, injury or death suffered by it to the extent the same is determined to have been caused by *****

6.10. Conditions of Indemnification

With respect to any indemnification obligations of either Party to the other Party under this Agreement, the following conditions must be met for such indemnification obligations to become applicable: (a) the indemnified Party shall notify the indemnifying Party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying Party hereunder; (b) the indemnifying Party shall be allowed to timely undertake the sole control of the defense of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense; and (c) the indemnified Party shall render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action, it being agreed that any out-of-pocket expenses or other expenses incurred by the indemnified Party in rendering the same shall be borne or reimbursed promptly by the indemnifying Party.

6.11. Priority of Supply

So long as HAPTOGUARD shall provide OXIS with its forecast for short term and long term requirements in timely fashion, OXIS shall cooperate to anticipate HAPTOGUARD short term and long-term requirements for Licensed Product supply and will take reasonable measures to assure that HAPTOGUARD and its HAPTOGUARD Sublicensees requirements as set forth in HAPTOGUARD Forecast can be met. OXIS shall make best efforts to ensure HaptoGuard is given the highest priority for supply of the Licensed Products by its manufacturer.

6.12. Inability to Manufacture or Supply

If OXIS is unable to supply Licensed Product, as ordered pursuant to Section 6, for sixty (60) or more days after the agreed delivery time for any reason, (including but not limited to a Force Majeure event), save for reasons due to HAPTOGUARD and/or HAPTOGUARD Affiliate, including without limitation failure by HAPTOGUARD and/or HAPTOGUARD Affiliate to notify OXIS of OXIS’s failure to deliver Licensed Product ordered, then HAPTOGUARD may, at its option, responsibility and expense, elect to manufacture or have a Third Party manufacture Licensed Product for use in the Field until such time as OXIS can demonstrate to HAPTOGUARD’s reasonable satisfaction that OXIS is capable of resuming the manufacture Licensed Product, as applicable.

6.13. Regulatory Inspections

Each Party shall allow representatives of the U.S. FDA and any other regulatory agency or authority with jurisdiction over the manufacture, marketing and distribution of the Licensed Product to tour and inspect all facilities utilized by such Party in the manufacture, testing, packaging, storage, and shipment of Licensed Product sold under this Agreement, and shall co-operate with such representatives in every reasonable manner. Each Party shall also provide the other Party with a copy of any U.S. FDA Form 483 notices of adverse findings, regulatory letters or similar notifications it receives from any other governmental authority setting forth adverse findings or non compliance with any applicable laws, regulations or standards relating to the items supplied by it hereunder within five (5) days of its own receipt thereof. Each Party shall also provide the other Party with a copy of its proposed written response to such governmental authority before submission and shall incorporate any changes thereto which the other Party may reasonably request.

6.14 Manufacturing Changes

During the Term, OXIS shall not make any material changes to its manufacturing operations for Licensed Product without the prior written consent of HAPTOGUARD, which consent shall not be unreasonably withheld.

6.15 Recall Notification

Each Party shall promptly notify the other Party in writing of any facts relating to the advisability of the recall, destruction or withholding from the market of the Licensed Product anywhere in the world (collectively, “Recall”)

6.16. Recall Implementation

If at any time (A) any governmental or regulatory authority issues a request, directive or order for a Recall; (B) a court of competent jurisdiction orders a Recall; or (C) HAPTOGUARD reasonably determines, following consultation with OXIS (except in emergency situations in which there is insufficient time for such consultation), that a Recall is necessary or advisable, HAPTOGUARD shall take all appropriate corrective actions to effect the Recall and OXIS shall provide HAPTOGUARD with such cooperation in connection with the Recall as HAPTOGUARD may reasonably request.

6.17. Recall Costs and Expenses

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6.18 ADVERSE DRUG EXPERIENCES

In order to guarantee that all applicable regulatory requirements as well as the Parties’ interests regarding pharmacovigilance of the Licensed Product can be met, the parties shall exchange appropriate information. The parties shall make sufficient efforts to promptly establish and adopt sufficient procedures concerning this exchange. Therefore the Parties shall negotiate a separate agreement on pharmacovigilance.

7.	CONFIDENTIALITY

7.1 Confidentiality. The parties agree that, during the Term, and for a period of five (5) years thereafter, each party (the “Receiving Party”) will maintain in confidence, and will not use, all Confidential Information disclosed to it by the other party (the “Disclosing Party”) under this Agreement or the Term Sheet dated June 16, 2004, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties. The parties agree that the financial terms of the Agreement will be considered Confidential Information of both parties. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but at least reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

Public Disclosures. Subject to the further provisions of this Section, neither Party shall originate any written publicity, news release or public announcement, whether to the public or press, concerning this Agreement, including the subject matter to which it relates, performance under it or any of its terms, or any amendment hereto save only such announcements that are i) approved by both parties in which such approval shall not be unreasonable withheld; and ii) required by law (or the applicable rules of any securities exchange or market on which a Party’s securities are listed or traded) to be made or that are otherwise agreed by the Parties or expressly permitted in this Agreement. Such announcements shall be factual and as brief as reasonable under the circumstances. In addition, each Party agrees to submit to the other Party, for review and written approval, any question and answer sheet or similar materials (“Q & A”) prior to using such materials as the basis for written or oral disclosures, which written or oral disclosures must, in any event, be consistent in content with the information contained in the approved Q & A. Routine references to this Agreement and the arrangements hereunder shall be allowed in the usual course of business, and shall be consistent with any approved Q & A relating thereto. Once information has been approved for disclosure as part of an approved Q & A or publication under this Section, either Party may use such approved information in written publicity, news releases, public announcements and other future communications with Third Parties. If a Party decides to make an announcement or any filing with a governmental agency or securities exchange or market as required by law or the applicable rules of any securities exchange or market on which a Party’s securities are listed or traded, it will give the other Party at least three (3) calendar days advance notice, where possible, of the text of the announcement or content of the filing so that the other Party will have an opportunity to comment upon the announcement or filing. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed be maintained as confidential, the disclosing Party shall use commercially reasonable efforts to request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 25b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information), except to the extent that the disclosing Party receives advice from its legal counsel that such Confidential Information is required to be disclosed under applicable laws or regulations.

7.2 Exceptions. The obligations of confidentiality contained in Section 7.1 will not apply to the extent that it can be established by the Receiving Party by competent written evidence that such Confidential Information:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) was independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

(e) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

7.3 Authorized Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting or maintaining the Licensed Patents in accordance with this Agreement;

(b) practicing the licenses granted hereunder or preparing and submitting regulatory filings with respect to Licensed Products;

(c) prosecuting or defending litigation or complying with applicable court orders or governmental laws, rules or regulations including, but not limited to, disclosures required by the FDA or the Securities and Exchange Commission; or

(d) disclosure to Affiliates, Sublicensees, employees, consultants, agents or other Third Parties who have a need to know such information for purposes of this Agreement or in connection with due diligence or similar investigations, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, agent or Third Party is subject to obligations of confidentiality and non-use comparable to those set forth in this Section 6.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law and on any disclosure to Third Parties.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of OXIS. OXIS represents and warrants to HaptoGuard that:

(a) OXIS has as of the Effective Date, and will have during the Term, sufficient rights and power to grant the licenses to HaptoGuard which it purports to grant herein free and clear of any and all liens and any requirements of charges, fees, rights, conditions or restrictions of any kind and, as of the Effective Date;

(b) has not and will not grant, license, convey, assign, and/or transfer to any Third Party any rights to Licensed Patents, Licensed Compounds, Licensed Know-How, and Licensed Products, inconsistent with the licenses and other rights granted hereunder;

(c) is the sole owner, and has the entire right, title and interest in the Licensed Patent, Licensed Compounds, Licensed Products, and Licensed Know-How; and such Licensed Patents are valid, in full force, and enforceable.

(d) there are, as of the Effective Date, and during the Term shall be, no outstanding liens, encumbrances, agreements or understandings of any kind, requirements of charges, fees, rights, conditions or restrictions of any kind, either written, oral or implied, regarding the Licensed Patents or Licensed Products to which OXIS or its Affiliates is a party or which are binding upon OXIS its Affiliates which are inconsistent or in conflict with any provision of this Agreement;

(e) as of the Effective Date, OXIS or its Affiliates has received no written claim or accusation that the practice of the Licensed Products or the manufacture, use or sale of Licensed Products infringes or may infringe any Third Party patent; and

(f) as of the Effective Date, OXIS or its Affiliates has not received a written notification of any interference proceeding, opposition proceeding, cancellation proceeding or other protest proceeding relating to the Licensed Patents being instituted against OXIS or its Affiliates.

8.2 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that:

(a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

(b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and

(c) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.3 Disclaimer. Except as expressly set forth herein, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTIBILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

8.4 Performance by Affiliates. The parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates and/or Sublicensees; provided, however, that each party shall remain responsible and be guarantor of the performance by its Affiliates and/or Sublicensees and shall cause its Affiliates and/or Sublicensees to comply with the provisions of this Agreement in connection with such performance, and that such performance through Affiliates and/or Sublicensees shall not adversely affect the rights of the other party.

9.	TERM; TERMINATION

9.1 Term. The term of this Agreement will commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, will terminate upon the expiration of the last Royalty Term (the “Term”). Upon expiration of the Royalty Term in a given jurisdiction, HaptoGuard shall continue to have a license on the terms described in Section 2.1, except that such license shall be fully paid, perpetual, irrevocable and nonexclusive.

9.2 Termination by HaptoGuard. HaptoGuard shall have the right to terminate this Agreement for any reason or for no reason upon one hundred and eighty (180) days’ written notice to OXIS. Any payment under Section 3 made after the date HaptoGuard notifies OXIS of termination under this Section 9.2 shall be the pro rata amount due for the period prior to the effective date of such termination.

9.3 Termination by OXIS. In the event that HaptoGuard fails to timely make any payment or comply with any of its task under Exhibit C and such failure continues for thirty (30) days following Notice by OXIS, OXIS shall have the right at any time to terminate this Agreement forthwith upon written notice to HaptoGuard.

9.4 Termination for Cause. Each party shall have the right to terminate this Agreement upon thirty (30) days’ written notice to the other upon the occurrence of any of the following:

(a) Upon or after bankruptcy, insolvency, dissolution or winding up or assignment for the benefit of creditors of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation) or a petition is filed for any of the foregoing and is not removed within ninety (90) days; or

(b) Upon or after the breach of any material provision of this Agreement by the other party, including, with respect to HaptoGuard, its Affiliates, (other than as provided in Section 9.3) if the breaching party has not cured such breach within the thirty (30) day period following written notice of termination by the non-breaching party.

9.5 Effect of Termination; Surviving Obligations.

(a) Upon termination of this Agreement by OXIS pursuant to Section 9.3 or by either party pursuant to Section 9.4, all rights and obligations of the parties under this Agreement shall terminate (except that if OXIS terminates this Agreement only as to a particular country or countries under Section 9.4 (b) then the rights and obligations of the parties under this Agreement shall terminate only as to such country or countries), except as set forth in this Section 9.5.

(b) Upon termination of this Agreement by HaptoGuard pursuant to Section 9.2 (where HaptoGuard has not committed a breach of this Agreement permitting termination by OXIS under Section 9.3 or 9.4) all rights to the Licensed Patents, Licensed Compounds, Licensed Know-How, Licensed Process, and Licensed Product and the Licensed Compounds shall revert to OXIS.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as expressly set forth elsewhere in this Agreement, the obligations and the rights of the parties shall survive expiration or termination of this Agreement.

9.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the party not subject to bankruptcy proceedings, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against any party under the U.S. Bankruptcy Code, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the party not subject to bankruptcy proceedings, unless the other party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of either party upon written request therefor by the other party.

9.7 Remedies. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

10.	INDEMNIFICATION; DISPUTE RESOLUTION

10.1	Indemnification.

(a) HaptoGuard hereby agrees to save, defend, indemnify and hold harmless OXIS, its directors, officers, employees, agents and Affiliates (and its directors, officers, employees and agents) (each, a “OXIS Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which a OXIS Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of (a) the practice by HaptoGuard of the license granted under Section 2.1, or (b) the development, manufacture, handling, storage, sale or other disposition of any Licensed Product by HaptoGuard and its Affiliates and Sublicensees, except to the extent such Losses result from the willful misconduct of any OXIS Indemnitee.

(b) OXIS hereby agrees to save, defend, indemnify and hold harmless HaptoGuard, its directors, officers, employees and agents, its Affiliates (and its directors, officers, employees and agents) and its Sublicensees (and its directors, officers, employees and agents) (each, a “HaptoGuard Indemnitee”) from and against any and all Losses to which a HaptoGuard Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of the material breach by OXIS of any of its representations, warranties or obligations hereunder, except to the extent such Losses result from the willful misconduct of any HaptoGuard Indemnitee.

(c) In the event a party seeks indemnification under Section 10.1(a) or 10.1 (b), it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

10.2 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL HAPTOGUARD’S LIABILITY HEREIN SHALL EXCEED IN THE AGGREGATE THE AMOUNTS ACTUALLY PAID OR PAYABLE TO OXIS UNDER THIS AGREEMENT.

10.3 Insurance. From and after such time as HaptoGuard or any of its Sublicensees first commences human clinical trials of Licensed Product, HaptoGuard shall, or shall cause each such Sublicensee to, at its own expense, maintain product liability insurance in an amount consistent with industry standards during the Term. Such liability insurance shall name OXIS as a named co-insured, and HaptoGuard shall provide to OXIS regularly, and no less frequently than annually. Certificates evidencing OXIS coverage as a named co-insured and specifying the limits of such coverage.

10.4 Dispute Resolution. All disputes arising out of or related to this Agreement, including disputes that may involve the parent companies, subsidiaries and Affiliates of any party performing hereunder (“Disputes”), shall be resolved in accordance with this Section 10.4.

(a) Any Dispute shall be settled by binding arbitration by one arbitrator selected by the parties, or if they cannot agree, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator. The decision of the arbitrator(s) shall be final and binding on the parties. The arbitration shall be conducted in New York, New York . The arbitral tribunal shall exert its best efforts to conduct the proceedings so as to issue an award within nine (9) months of the appointment of the arbitrator(s).

(b) The merits of any Dispute shall be decided in accordance with the law governing this Agreement, without application of any principle of conflict of laws. Each party expressly waives any right it may have to a trial by jury of any Dispute, and also expressly waives any right it may have to seek or to be awarded special or punitive damages on account of any matter that is the subject of a Dispute. Nothing herein shall limit or restrict a party’s ability to seek injunctive or other equitable relief in the event of a breach or anticipated breach of Section 6.

(c) The arbitral tribunal may grant any relief appropriate under the applicable law, but may not include any penalty or element of punitive or exemplary damages. The arbitral tribunal may award the costs and expenses of the arbitration. Any party may seek emergency, interim or provisional relief prior to the appointment of an arbitrator from any court of competent jurisdiction, without prejudice to the agreement to arbitrate herein contained. After appointment of an arbitrator, any request for such relief shall be addressed to the arbitrator, who shall have the power to enter an interim award granting any emergency, interim or provisional relief to which a party may be entitled under applicable law.

(d) Any award of money shall be in U.S. dollars. The award of the tribunal may be entered and enforced in any court of competent jurisdiction. A court called upon to enforce such an award may require a party resisting enforcement to pay the reasonable attorney fees and costs of the party seeking enforcement.

(e) Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

(f) Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies, such as attachment, preliminary injunction or replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration. This Section 10.4 shall not apply to any dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

11.	MISCELLANEOUS PROVISIONS

11.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.

11.2 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

11.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to an Affiliate or Third Party provided the successor’s financial strength is at least as great as the assignor’s., whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement), which are not specific to Licensed Compound or Licensed Product, shall not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

11.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

11.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, five (5) business days after the date of postmark; or (c) if delivered by overnight courier with guaranteed next day delivery, the next business day the overnight courier regularly makes deliveries.

If to HaptoGuard, notices must be addressed to:

HaptoGuard, Inc.

C/o Eitan Pearl Latzer Cohen Zedek, LLP

10 Rockefeller Plaza, Suite 1001

New York, New York 10020

Telephone: +212-632-3480

Facsimile: + 212-632-3489

Attention: Chief Executive Officer

With copies to:

Eitan Pearl Latzer Cohen Zedek, LLP

10 Rockefeller Plaza, Suite 1001

New York, New York 10020

Attention: Mark S. Cohen, Esq

Telephone: +212-632-3480

Facsimile: + 212-632-3489

If to OXIS, notices must be addressed to:

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

Telephone: +503-283-3911

Facsimile: + 503-283-4058

Attention: Chief Executive Officer

11.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement other than failure to pay when due by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, terrorism, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event beyond reasonable control of the parties similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

11.10 Legal Fees. If any party to this Agreement resorts to any legal action or arbitration in connection with this Agreement, the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator’s fees which that party may incur as a result.

11.11 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting or used in the interpretation of this Agreement.

11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this EXCLUSIVE LICENSE AGREEMENT, including the Exhibit attached hereto and incorporated herein by reference.

OXIS INTERNATIONAL.	HAPTOGUARD, INC.

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

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